Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Home School Holdings, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated March 11, 2010 for the years ended December 31, 2009 and 2008 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission. We also consent to your reference to Lake & Associates, CPA’s LLC as experts in accounting and auditing.

Yours Truly,

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

1905 Wright Blvd.

Schaumburg IL 60193

May 28, 2010

1905 Wright Boulevard	20283 State Road 7, Suite 300
Schaumburg, IL 60193	Boca Raton, Florida 33498
Phone: 847-524-0800	Phone: 561.982.9874
Fax: 847-524-1655	Fax: 561.982.7985